EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-73966) pertaining to the Fifth Amended and Restated 1999 Stock Option Plan, the dj Orthopedics, Inc. 2001 Omnibus Plan, the dj Orthopedics, Inc. Employee Stock Purchase Plan, and the dj Orthopedics, Inc. 2001 Non-Employee Directors’ Stock Option Plan in the Registration Statements on Form S-3 (No. 333-111465, No. 333-112943 and No. 333-115768) of DJO Incorporated, of our reports dated February 26, 2007, with respect to the consolidated financial statements and schedule of DJO Incorporated, DJO Incorporated management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of DJO Incorporated, included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ ERNST & YOUNG LLP
San Diego, California
February 26, 2007